UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 3, 2014

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Directors.

KBR announced the appointment of Mark E. Baldwin to its Board of Directors, effective October 3, 2014, to fill a vacancy created when the Board of Directors was expanded on October 1, 2014, from nine to ten members.  Mr. Baldwin will serve a term expiring at KBR’s 2015 annual meeting of stockholders.  Mr. Baldwin is independent under the rules of the New York Stock Exchange.  Mr. Baldwin has been appointed to serve on the Audit Committee of the Board of Directors.  There are no related party transactions between KBR and Mr. Baldwin that are subject to disclosure under Item 404(a) of regulation S-K.  The Board of Directors has determined that Mr. Baldwin is an audit committee financial expert under the rules of the New York Stock Exchange.  The full text of the press release announcing Mr. Baldwin’s election is attached hereto as Exhibit 99.1

Like KBR’s other non-employee directors, Mr. Baldwin was granted an annual award of shares of restricted stock units (“RSUs”) under the KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated, valued at approximately $110,000.  The closing price of KBR’s common stock on October 3, 2014, the date of grant, was $19.04, resulting in a grant of 5,778 shares of RSUs.  The restrictions on the RSUs lapse six months after the grant date.  Additionally, the RSUs contain the same acceleration of vesting and forfeiture provisions as all other RSU grants to the other members of the Board of Directors.  The full text and a summary of the KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated, is included in KBR’s Proxy Statement relating to KBR’s 2012 annual meeting of stockholders, as filed with the Commission on April 5, 2012; (File No. 1-33146).

ITEM 9.01                      Financial Statements and Exhibits.

(d)  Exhibits.

99.1	KBR, Inc. press release dated October 7, 2014, entitled, “KBR Announces the Appointment of Director.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2014	KBR, INC. By: /s/ Jeffrey B. King Name: Jeffrey B. King Title: Vice President, Public Law